Exhibit 99.1

From: Raad Alkadiri
Sent: Sun 9/10/2006 4:17 PM
To: Rudy Gunnerman
Cc: Robert Van Maasdijk; Richard L. "Dick" Masica; Hannes Farnleiter;
Peter Gunnerman; sam guzik
Subject: Board Resignation

Dear Rudy

I am writing to you and the Board to tender my resignation as an Independent Director with SulphCo. A recent change in my professional circumstances means that I will no longer be able to dedicate the time, energy and attention to detail that SulphCo needs from its Directors to ensure its success during this most critical of periods for the company.

I remain convinced that the sonocracking technology has the potential to be revolutionary, and wish the company the very best of fortunes in the future.

You should receive a hard copy of this letter in the week.

Yours sincerely

/s/ Raad Alkadiri